                                  CLARCOR Logo

                                   NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of CLARCOR Inc. (the "Company") will be held at The University of Illinois College of Medicine at Rockford, 1601 Parkview Ave., Rockford, Illinois 61107, on Tuesday, March 24, 1998 at 6:00 P.M., Central Standard Time, for the following purposes:

          1. To elect three Directors for a term of three years each; and

          2. To consider and act upon a proposal to amend the Company's 1994 Incentive Plan; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of CLARCOR Common Stock of record at the close of business on Wednesday, February 11, 1998 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

     Whether or not you plan to attend the meeting, you are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose.

                                           MARCIA S. BLAYLOCK
                                           Secretary

                  PLEASE SIGN AND DATE THE ACCOMPANYING PROXY
                             AND MAIL IT PROMPTLY.

Rockford, Illinois
February 18, 1998

                                  CLARCOR INC.
                               2323 SIXTH STREET
                                 P.O. BOX 7007
                            ROCKFORD, ILLINOIS 61125

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CLARCOR Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at The University of Illinois College of Medicine at Rockford, 1601 Parkview Ave., Rockford, Illinois 61107, on Tuesday, March 24, 1998 at 6:00 P.M., Central Standard Time, for the purposes set forth in the Notice of Annual Meeting. This Proxy Statement and the accompanying proxy are being mailed to shareholders on February 18, 1998.

     A shareholder who gives a proxy may revoke it at any time before it is voted by giving written notice of the termination thereof to the Secretary of the Company, by filing with her another proxy or by attending the Annual Meeting and voting his or her shares in person. All valid proxies delivered pursuant to this solicitation, if received in time and not revoked, will be voted. If no specifications are given by the shareholder executing the proxy card, valid proxies will be voted to elect the three persons nominated for election to the Board of Directors listed on the proxy card enclosed herewith, to approve the First Amendment to the Company's 1994 Incentive Plan and, in the discretion of the appointed proxies, upon such other matters as may properly come before the meeting.

     As of February 11, 1998, the Company had outstanding 16,182,228 shares of Common Stock and each outstanding share is entitled to one vote on all matters to be voted upon. Only holders of CLARCOR Common Stock of record at the close of business on February 11, 1998 are entitled to notice of and to vote at the meeting. A majority of the shares of Common Stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for purposes of the Annual Meeting.

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION TO THE BOARD

     At the Annual Meeting three directors are to be elected. Proxies will be voted for the election of Messrs. Carl J. Dargene, Lawrence E. Gloyd and Norman
E. Johnson unless the shareholder signing such proxy withholds authority to vote for one or more of these nominees in the manner described on the proxy. If a quorum is present at the meeting, the three candidates for director receiving the greatest number of votes will be elected. Withholding authority to vote for a director nominee will not prevent such director nominee from being elected. Messrs. Dargene and Gloyd are directors of the Company previously elected by its shareholders whose terms in office expire this year. Mr. Johnson was elected in 1996 by the Board to fill a vacancy on the Board. If elected, Messrs. Dargene, Gloyd and Johnson will hold office for a three year period ending in 2001 or until their respective successors are duly elected and qualified.

     In the event that any of the nominees should for some reason, presently unknown, fail to stand for election, the persons named in the enclosed form of proxy intend to vote for substitute nominees.

INFORMATION CONCERNING NOMINEES AND DIRECTORS

                                                              YEAR TERM AS
                                              DIRECTOR          DIRECTOR
                     NAME           AGE         SINCE           EXPIRES
                     ----           ---       --------        ------------
            *Carl J. Dargene         67     April 1, 1989        2001
                Chairman, AMCORE Financial, Inc., Rockford, Illinois since
                January 1996. Mr. Dargene served as President and Chief
                Executive Officer, AMCORE Financial, Inc. from 1986 to
                1996 and he was elected Chairman in May 1995. AMCORE
                Financial, Inc. is a bank holding company. Mr. Dargene is
                a Director of AMCORE Financial, Inc. and Woodward Governor
                Company.
            *Lawrence E. Gloyd       65    March 31, 1984        2001
                Chairman and Chief Executive Officer, CLARCOR Inc. since
                June 1995. Mr. Gloyd was elected President and Chief
                Executive Officer in March 1988 and Chairman, President
                and Chief Executive Officer in March 1991. Mr. Gloyd is a
                Director of AMCORE Financial, Inc., Thomas Industries,
                Inc., Woodward Governor Company, and G.U.D. Holdings Ltd.
            *Norman E. Johnson       49     June 26, 1996        2001
                President and Chief Operating Officer, CLARCOR Inc. since
                June 1995. Mr. Johnson was elected President-Baldwin
                Filters, Inc. in 1990, Vice President-CLARCOR in 1992, and
                Group Vice President-Filtration Products in 1993.
            J. Marc Adam             59    March 23, 1991        2000
                Vice President Marketing, 3M, St. Paul, Minnesota since
                1995. He was elected Group Vice President, Consumer
                Products Group in May 1986, Group Vice President, Consumer
                & Advertising Markets Group in January 1991, Group Vice
                President, Medical Products Group in September 1991 and
                Corporate Vice President Marketing in 1995. 3M is a
                diversified manufacturer. Mr. Adam is a Director of the 3M
                Foundation, Schneider National Inc. and Eastern Heights
                Bank.
            Stanton K. Smith, Jr.    67    March 21, 1970        2000
                Senior Counsel, Skadden, Arps, Slate, Meagher & Flom law
                firm, New York, New York, since April 1996. From 1988 to
                1991 he served as President and from 1991 to March 1996 he served as Vice Chairman, CMS Energy Corporation, Dearborn,
                Michigan. CMS Energy Corporation is a utility and energy
                holding company.
            Milton R. Brown          66   November 29, 1990      1999
                Chairman, President and Chief Executive Officer, Suntec
                Industries Incorporated, Rockford, Illinois, since 1984.
                Suntec Industries manufactures fuel units, solenoid
                valves, and safety shut off valves. Mr. Brown is a
                Director of AMCORE Financial, Inc., Suntec Industries
                Incorporated and Suntec Industries -- France.
            Dudley J. Godfrey, Jr.   71    March 26, 1988        1999
                President of the law firm of Godfrey & Kahn, S.C.,
                Milwaukee, Wisconsin. Mr. Godfrey has been a member of
                Godfrey & Kahn since 1957. He is a Director of Manpower,
                Inc., ARM Financial Group, Inc. and other closely and
                privately held companies. He is a member of the University of Michigan Law School Board of Visitors.
            Don A. Wolf              68    March 28, 1987        1999
                Retired President and Chief Executive Officer, Hardware
                Wholesalers, Inc., Fort Wayne, Indiana. Hardware
                Wholesalers, Inc. is a wholesaler of hardware, plumbing
                supplies, electrical apparatuses, and construction
                products. Mr. Wolf is a Director of the Fort Wayne
                National Bank.

------------------------------
  * Nominees for election to terms expiring in 2001.

DUTIES OF BOARD OF DIRECTORS

     The Board of Directors has the responsibility to serve as the trustee for the shareholders. It also has the responsibility for establishing broad corporate policies and for the overall performance of the Company. However, the Board is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business through discussion with the Chief Executive Officer and other officers, by reviewing analyses and reports sent to them each month and by participating in Board and committee meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

     During fiscal 1997, the standing committees of the Board of Directors were the Executive, Audit, and Compensation & Stock Option Committees.

     The Executive Committee exercises all powers and authority of the Board of Directors when the Board is not in session, except that the Executive Committee may not authorize certain major corporate actions such as amendments of the Company's Restated Certificate of Incorporation or Bylaws, mergers or the sale of substantially all of the assets of the Company or the payment of dividends. The primary functions of the Executive Committee include review and recommendations with respect to mergers and acquisitions, divestitures, major expenditures and long-range planning. The Executive Committee is also responsible for recommending qualified individuals for nomination to fill vacancies on the Board. The full Board may accept or reject the Committee's recommendations. No procedures have been established for the consideration by the Executive Committee of nominees recommended by shareholders of the Company. The Executive Committee did not meet during fiscal 1997. The present members of the Executive Committee are Messrs. J. Marc Adam, Carl J. Dargene, Lawrence E. Gloyd, Dudley J. Godfrey, Jr., Stanton K. Smith, Jr., and Don A. Wolf.

     The Audit Committee consists of three directors who are not officers of the Company. It is the responsibility of the Audit Committee to recommend the selection of independent auditors and to review audits, proposals and other services as performed by the independent auditors. The Committee also reviews the activities and findings of the internal audit staff and discusses the Company's system of internal controls with the Company's independent auditors. The Audit Committee met twice during fiscal 1997. The present members of the Committee are Messrs. Milton R. Brown, Dudley J. Godfrey, Jr. and Stanton K. Smith, Jr.

     The Compensation & Stock Option Committee determines the compensation of key officers and employees. It reviews and administers the Company's 1994 Incentive Plan and grants stock awards under such Plan to certain officers and key employees of the Company. The Committee met four times during fiscal 1997. The present members of the Committee are Messrs. J. Marc Adam, Carl J. Dargene, and Don A. Wolf.

MEETINGS AND FEES OF THE BOARD OF DIRECTORS

     The Board of Directors held seven meetings during fiscal 1997. All of the Company's directors attended at least 75% of the total number of meetings of the Board of Directors and Committees of the Board of which they are members.

     In fiscal 1997, directors who were not employees of the Company ("Non-employee Directors") received an annual retainer of $30,000 and fees of $1,000 for each meeting of the Board of Directors and each separate Committee meeting attended and reimbursement for travel expenses related to attendance at Board and Committee meetings. Non-employee Directors who are Chairmen of Committees received an additional annual fee of $3,250 in fiscal 1997.

     For several years the Company had a retirement plan for Non-employee Directors (the "Directors Plan"). The Directors Plan provided for annual payments equal to the retainer amount at retirement to be paid for the life of the Non-employee Director, but not beyond the period of years equal to the number of years served as director. During fiscal 1996, the Board of Directors decided to terminate the Directors Plan for current and future Non-employee Directors. As a result, the present value of the retirement benefits for each current Non-employee Director was calculated through November 30, 1996 and benefits will not be accrued after that date. The present value of each Non-employee Director's benefit will be deferred and paid with interest at retirement. The retainer amount paid to directors was increased $8,000 beginning in fiscal 1997 as a result of the termination of the retirement plan for Non-employee Directors.

     Pursuant to the Company's Deferred Compensation Plan for Directors, a Non-employee Director may elect to defer receipt of the Director's fees to which he is entitled and to be paid the amounts so deferred, plus interest thereon at the prime rate announced quarterly by The First National Bank of Chicago, or its successor, either when the participant ceases being a Director of the Company or upon his retirement from his principal occupation or at the time the participant reaches a specified age. Messrs. Adam, Brown and Smith elected to defer the fees payable to each of them during fiscal 1997.

     The Board has adopted a Directors' Restricted Stock Compensation Plan. Under this Plan, in lieu of the annual retainer otherwise payable, on the date a person first becomes a Non-employee Director, and on each fifth anniversary of such date, such person receives a grant of shares of the Company's Common Stock with an aggregate fair market value equal to five times the amount of the annual retainer for Non-employee Directors. On the date of grant, 20% of these shares are vested and non-forfeitable. An additional 20% becomes non-forfeitable in each of the succeeding years, provided that the grantee remains a director. Until the fifth anniversary of the grant the shares are non-transferable except upon death such shares are transferable by will or the laws of descent and distribution. As of January 1, 1998, Messrs. Dargene, Godfrey, Smith and Wolf have each received grants of 9,826 shares under this Plan. Mr. Brown has received grants of 9,536 and Mr. Adam 9,574 shares under the Plan. The Directors' Restricted Stock Compensation Plan was incorporated into the 1994 Incentive Plan adopted by the shareholders of the Company on March 31, 1994.

     Under the 1994 Incentive Plan, Non-employee Directors are automatically granted, on the date of each annual meeting of shareholders, options to purchase 2,500 shares of Common Stock at an option exercise price equal to the fair market value of a share of Common Stock on the date of grant. Such options are fully exercisable on the date of grant and expire ten years after the date of grant. Shares acquired upon exercise of an option may not be sold or transferred during the six month period following the date of grant of such option. As of January 1, 1998, Messrs. Adam, Brown, Dargene, Godfrey, Smith and Wolf each have fully exercisable options for 10,000 shares.

               BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK

CERTAIN BENEFICIAL OWNERS

     The following table provides information concerning each person who is known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock:

                                                                 SHARES          PERCENT
  NAME AND ADDRESS                                            BENEFICIALLY         OF
OF BENEFICIAL OWNER                                              OWNED            CLASS
-------------------                                           ------------       -------
Gabelli Funds, Inc. ........................................   1,509,450(1)       9.33%
One Corporate Center
Rye, NY 10580-1434

------------------------------
(1) Based upon information contained in a Schedule 13D amendment filed in June 1997 with the Securities and Exchange Commission by Gabelli Funds, Inc. on behalf of certain Gabelli entities.

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The following table provides information concerning the shares of Common Stock of the Company beneficially owned as of February 11, 1998 by all directors and nominees, each of the executive officers named in the Summary Compensation Table on page 6 and by all directors and executive officers of the Company as a group:

                                                                 SHARES      PERCENT
 NAME OF PERSON OR                                            BENEFICIALLY     OF
 IDENTITY OF GROUP                                               OWNED        CLASS
 -----------------                                            ------------   -------
J. Marc Adam (2)............................................      20,061         *
Milton R. Brown (2).........................................      22,219         *
Carl J. Dargene (2).........................................      21,626         *
Lawrence E. Gloyd (1)(3)....................................     613,935      3.79%
Dudley J. Godfrey, Jr. (2)..................................      20,951         *
Norman E. Johnson (1)(3)....................................     223,419      1.38%
Stanton K. Smith, Jr. (2)...................................      26,932         *
Don A. Wolf (2).............................................      36,041         *
Bruce A. Klein (1)(3).......................................      51,080         *
David J. Anderson (1)(3)....................................      67,056         *
William F. Knese (1)(3).....................................      61,622         *
All directors and executive officers as a group
  (14 persons) (1)(2)(3)(4).................................   1,274,225      7.87%

------------------------------
*Less than one percent.

(1) Includes restricted shares of Common Stock granted on a contingent basis under the 1994 Incentive Plan. See "Compensation of Executive Officers and Other Information -- Performance Share Plan."

(2) Includes restricted shares granted on a contingent basis under the Directors' Restricted Stock Compensation Plan and shares subject to stock options granted pursuant to the Company's 1994 Incentive Plan. See "Election of Directors -- Meetings and Fees of the Board of Directors."

(3) Includes all shares subject to stock options granted pursuant to the Company's 1984 Stock Option Plan and the 1994 Incentive Plan. For information as to the total number of shares subject to options granted to Messrs. Gloyd, Johnson, Klein, Anderson and Knese and the options which are exercisable by them within 60 days, see the table on page 8.

(4) Includes 928,050 shares subject to stock options. Options for 411,550 shares are exercisable within 60 days.

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Each director and each officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934 (the "Act") is required by Section 16(a) of the Act to report to the Securities and Exchange Commission, by a specified date, his or her beneficial ownership of or transactions in the Company's equity securities. Reports received by the Company indicate that all such officers and directors have filed all requisite reports with the Securities and Exchange Commission on a timely basis during 1997.

            COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION

     The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of Lawrence E. Gloyd, the Chairman and Chief Executive Officer of the Company, and the other four most highly compensated executive officers of the Company for the 1997 fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                                                          COMPENSATION
                                                                                    ------------------------
                                                        ANNUAL COMPENSATION           AWARDS       PAYOUTS
                                                   -----------------------------    ----------    ----------       ALL
                                                                                    SECURITIES                    OTHER
                                                                                    UNDERLYING       LTIP        COMPEN-
NAME AND PRINCIPAL POSITION                        YEAR    SALARY(3)    BONUS(4)    OPTIONS(5)    PAYOUTS(6)    SATION(7)
-----------------------------------------------    ----    ---------    --------    ----------    ----------    ---------
Lawrence E. Gloyd(1)...........................    1997    $422,481     $370,213      30,000       $170,539      $24,868
Chairman and Chief Executive Officer               1996     399,231      293,951      30,000        128,836       25,254
                                                   1995     366,058      134,381      35,000        122,534       20,547
Norman E. Johnson(1)...........................    1997     287,812      199,194      30,000         81,861       12,738
President and Chief Operating Officer              1996     247,615      153,615      25,000         61,861       10,776
                                                   1995     206,923       65,096      20,000         44,950        8,495
Bruce A. Klein(2)..............................    1997     196,654      132,612      10,000         81,861       11,074
Vice President, Finance and Chief Financial        1996     170,078       98,439      10,000         --            8,011
Officer                                            1995     140,481       38,596       7,500         --            4,077
David J. Anderson..............................    1997     151,117       71,225       7,500         43,640       11,352
Vice President, International/Corporate            1996     141,692       58,205       7,500         32,968        9,526
Development                                        1995     135,865       34,729       7,500         --           13,464
William F. Knese...............................    1997     122,827       56,397       3,500         27,924        4,207
Vice President, Treasurer                          1996     117,846       41,531       5,000         15,823        4,240
                                                   1995     111,625       21,596       5,000         14,069        2,716

------------------------------
(1) Messrs. Gloyd and Johnson each served as a director of the Company but received no separate remuneration in that capacity.

(2) Mr. Klein began employment with the Company on January 3, 1995.

(3) Includes compensation deferred by the Company's executive officers pursuant to the Company's Retirement Savings Plan, adopted in 1984.

(4) Discretionary cash bonuses granted by the Board of Directors under the Company's Annual Incentive Plan.

(5) Consists of options granted under the Company's 1994 Incentive Plan to acquire shares of the Company's Common Stock. See "-- Stock Options" below.

(6) Consists solely of Performance Shares and Performance Units distributed and paid under the Performance Share Plan at the close of the Performance Cycle ending in the year. The amount shown is equal to the number of Performance Shares and Performance Units paid and distributed, multiplied by the average of the closing price of a share of the Company's Common Stock for the last 30 trading days of the last fiscal year in the Performance Cycle.

    At November 30, 1997, each executive officer listed above held the following aggregate number of Performance Shares and Performance Units and the value thereof was as follows: Mr. Gloyd, 14,781 shares and units, $437,887; Mr. Johnson, 8,339 shares and units, $247,043; Mr. Klein, 4,901 shares and units, $145,192; Mr. Anderson, 3,287 shares and units, $97,377; and Mr. Knese, 2,167 shares and units, $64,197. The values shown in the preceding sentence are based on the closing price of CLARCOR Common Stock on November 28, 1997 ($29.625) and assume that 100% of the shares and units are earned. See "--Performance Share Plan." Each holder receives dividends on and is entitled to vote the Performance Shares.

(7) The aggregate value of all perquisite and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer in the Summary Compensation Table. The amounts shown in this column for the last fiscal year derived from the following figures for Messrs. Gloyd, Johnson, Klein, Anderson and Knese respectively: $10,558; $7,190; $4,913; $3,776; $1,300 -- Company match for employee stock purchase plan; $4,750; $3,599; $2,607; $2,267;
    $1,722 -- Company match for 401(k) plan; $1,917; $1,949; $1,041; $1,721;
    $1,185 -- Company paid split dollar insurance premiums; $7,643 (Mr.
    Gloyd) -- Company paid term life insurance premium; and $2,513 (Mr. Klein) and $3,588 (Mr. Anderson) -- Company paid group insurance premium.

     Each officer of the Company is elected for a term of one year which begins at the Board of Directors meeting at which he or she is elected held following the Annual Meeting of Shareholders and ends on the date of the next Annual Meeting of Shareholders or upon the election of his or her successor.

STOCK OPTIONS

     On February 1, 1984 the Board adopted and approved the 1984 Stock Option Plan (the "1984 Plan") which was subsequently approved by the shareholders at the Annual Meeting held March 31, 1984, covering 800,000 shares of Common Stock. The 1984 Plan was adjusted to reflect the 3 for 2 stock splits in the form of stock dividends paid by the Company on January 12, 1990 and February 14, 1992. The 1984 Plan expired December 31, 1993. On December 14, 1993 the Board adopted and approved the 1994 Incentive Plan which was subsequently approved by the shareholders at the Annual Meeting of Shareholders held March 31, 1994 covering 1,000,000 shares of Common Stock.

     The following tabulations show information with respect to stock options granted during fiscal year 1997 under the 1994 Incentive Plan to the five individuals named in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
----------------------------------------------------------------------------------------------------------------
                                      NUMBER OF
                                      SECURITIES     % OF TOTAL
                                      UNDERLYING      OPTIONS
                                       OPTIONS       GRANTED TO
                                       GRANTED      EMPLOYEES IN    EXERCISE     EXPIRATION       GRANT DATE
               NAME                      (1)        FISCAL YEAR     PRICE (2)       DATE       PRESENT VALUE (3)
               ----                   ----------    ------------    ---------    ----------    -----------------
L. E. Gloyd.......................      30,000          16.8%        $21.625      12/18/06         $183,900
N. E. Johnson.....................      30,000          16.8          21.625      12/18/06          183,900
B. A. Klein.......................      10,000           5.6          21.625      12/18/06           61,300
D. J. Anderson....................       7,500           4.2          21.625      12/18/06           45,975
W. F. Knese.......................       3,500           2.0          21.625      12/18/06           21,455

------------------------------
(1) Consists of nonqualified options issued for a ten year term with a six year vesting schedule (see "Long-Term Incentive Plan" in the Report of the Compensation & Stock Option Committee).

(2) Closing price of Common Stock as reported on the New York Stock Exchange Composite Transactions at date of grant, December 19, 1996.

(3) Options are valued using Cox-Ross-Rubinstein Binomial Model, which is a variation of the Black-Scholes Option Pricing Model using the following assumptions:

      (i) an expected option term of seven years to exercise (based on estimated prior experience);

     (ii) interest rates of 5.98% based on the quoted yield of Treasury Strips maturing in seven years;

    (iii) dividends of $.65 per share of Common Stock; and

     (iv) stock price volatility of 26.1% based upon the monthly stock closing prices for the preceding 7 years.

     The following table sets forth certain information regarding stock option exercises during fiscal 1997 and the unexercised options held by such individuals at November 30, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                     NUMBER OF         VALUE OF UNEXERCISED
                                      NUMBER OF                 UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                                       SHARES                        AT FY-END              AT FY-END
                                     ACQUIRED ON     VALUE         EXERCISABLE/            EXERCISABLE/
              NAME                    EXERCISE      REALIZED       UNEXERCISABLE        UNEXERCISABLE (1)
              ----                   -----------    --------    -------------------    --------------------
L.E. Gloyd.......................      51,145       $403,439      197,375/123,750      $2,572,870/1,209,530
N.E. Johnson.....................          --             --        61,875/74,375           809,129/672,891
B.A. Klein.......................          --             --             0/27,500                 0/241,875
D.J. Anderson....................          --             --        29,225/22,500           391,882/208,361
W.F. Knese.......................       1,125         18,456        36,850/13,500           531,455/126,906

------------------------------
(1) Based on the closing price of Common Stock as reported on the New York Stock Exchange Composite Transactions on November 28, 1997, the last trading date prior to the Company's nonbusiness day fiscal year-end close on Saturday, November 29, 1997.

PERFORMANCE SHARE PLAN

     The Long Range Performance Award Plan (the "Performance Share Plan") is a part of the Company's 1994 Incentive Plan, approved by the shareholders on March 31, 1994. It provides officers and key employees of the Company with the opportunity to earn shares of Common Stock ("Performance Shares") and units representing the market value of Common Stock ("Performance Units").

     At the beginning of each 3-year Performance Cycle, executives are awarded a number of Performance Shares and Performance Units determined by applying a formula set by the Compensation Committee at the beginning of the Performance Cycle. The total number of Performance Shares and Performance Units is obtained by dividing a percentage of the base salary of the executive, ranging from 40% for the CEO to 15% for officers at the level of corporate vice president, by the average closing price of a share of the Company's Common Stock over a 30-day trading period prior to the award date. Awards are in the ratio of three Performance Shares to two Performance Units, so that approximately 60% of the total value of benefits available under the plan is in stock and 40% is payable in cash to cover income taxes due on the total award.

     During the 3-year Performance Cycle, the executive receives dividends and is entitled to vote the Performance Shares. In order for the executive to retain all of the Performance Shares and Performance Units awarded, the Company must attain prescribed financial targets over the Performance Cycle. If the performance targets have been met in full, the full number of Performance Shares and Performance Units will be earned. If certain minimum objectives are attained (currently established at 80% of the performance target), 50% of the Performance Shares and Performance Units will be earned. If performance over the Performance Cycle is between the minimum and the target level, the number of Performance Shares and Performance Units earned will be prorated. No portion of the Performance Shares or Performance Units will be earned if performance does not meet the 80% minimum performance target. Further information regarding the plan and the performance targets appears on page 13 in "Report of the Compensation & Stock Option Committee."

     The following table sets forth information regarding 1997 fiscal year awards under the Performance Share Plan:

                            LONG-TERM INCENTIVE PLAN
                           AWARDS IN LAST FISCAL YEAR

                                                                             ESTIMATED FUTURE PAYOUTS UNDER
                                                            PERFORMANCE       NON-STOCK PRICE BASED PLANS
                                                              OR OTHER      --------------------------------
                               NUMBER OF SHARES, UNITS      PERIOD UNTIL                        TARGET AND
          NAME                     OR OTHER RIGHTS             PAYOUT         THRESHOLD          MAXIMUM
          ----               ---------------------------    ------------    --------------    --------------
L. E. Gloyd..............    Performance Shares    4,651      3 Years       2,326 Shares      4,651 Shares
                             Performance Units     3,100                    Cash equal to     Cash equal to
                                                                            value of 1,550    value of 3,100
                                                                            Shares*           Shares*
N. E. Johnson............    Performance Shares    2,761      3 Years       1,381 Shares      2,761 Shares
                             Performance Units     1,841                    Cash equal to     Cash equal to
                                                                            value of 921      value of 1,841
                                                                            Shares*           Shares*
B. A. Klein..............    Performance Shares    1,619      3 Years       810 Shares        1,619 Shares
                             Performance Units     1,080                    Cash equal to     Cash equal to
                                                                            value of 540      value of 1,080
                                                                            Shares*           Shares*
D. J. Anderson...........    Performance Shares    1,038      3 Years       519 Shares        1,038 Shares
                             Performance Units       692                    Cash equal to     Cash equal to
                                                                            value of 346      value of 692
                                                                            Shares*           Shares*
W. F. Knese..............    Performance Shares      676      3 Years       338 Shares        676 Shares
                             Performance Units       450                    Cash equal to     Cash equal to
                                                                            value of 225      value of 450
                                                                            Shares*           Shares*

------------------------------
* Based on the average closing price of Common Stock for the 30-day trading period preceding November 30, 1999 as reported in the New York Stock Exchange Composite Transactions.

RETIREMENT PLANS

     Most employees of the Company and certain of its subsidiaries, including the individuals named in the Summary Compensation Table, are eligible to receive benefits under the CLARCOR Inc. Pension Plan (the "Pension Trust"). The amount of the Company's contribution to the Pension Trust in respect to a specified person cannot be individually calculated. No Company contribution for fiscal 1997 was required.

     The Pension Trust provides benefits calculated under a Social Security step-rate formula based on career compensation. Benefits are payable for life with a guarantee of 120 monthly payments. The formula accrues an annual benefit each plan year equal to the sum of (a) plan year compensation up to age 65 covered compensation ($27,000 in fiscal 1998) in effect each December multiplied by .012 plus (b) any excess of such plan year compensation over age 65 covered compensation (subject to Internal Revenue limitations applicable to all qualified retirement plans) multiplied by .0175. The aggregate of all annual accruals plus the benefit accrued at November 30, 1989 under prior plans shall be the amount of annual pension.

     As of November 30, 1997, Messrs. Gloyd, Johnson, Klein, Anderson and Knese had 11, 7, 2, 7 and 18 years of service, respectively.

     Estimated annual retirement benefits payable under the Pension Trust at normal retirement (age 65) for Messrs. Gloyd, Johnson, Klein, Anderson and Knese are $34,173, $61,946, $44,057, $30,668 and $67,493, respectively. Such annual retirement benefits are not subject to any reduction for Social Security amounts. The estimated benefits were calculated assuming that the participants would continue to accrue benefits at current wage levels to normal retirement.

     Effective December 1, 1983, the Company established a Supplemental Retirement Plan, which was amended and restated effective December 1, 1994. Mr. Gloyd is the only remaining active participant. The plan provides to each participant a lifetime monthly benefit with payment commencing on such participant's normal retirement date. This monthly benefit is an amount equal to
(a) 65% of the participant's average monthly compensation with respect to the three consecutive fiscal years for which such participant received the highest compensation, reduced by (b) the participant's monthly normal retirement benefit provided by the Pension Trust and benefits earned during employment other than by the Company. Estimated annual retirement benefit pursuant to the Supplemental Retirement Plan payable at normal retirement (age 65), for Mr. Gloyd is $424,803. Such annual retirement benefits are not subject to any reduction for Social Security amounts. The plan allows for Mr. Gloyd to elect a lump sum payment of the present value of his benefit at or after the time of his retirement.

     Effective December 1, 1994, the Company established two new retirement plans for officers and senior executives of the Company. The 1994 Supplemental Pension Plan is intended to preserve benefits lost by reason of the maximum limitations on compensation and benefits imposed on tax qualified retirement plans by the Internal Revenue Code of 1986. The 1994 Executive Retirement Plan replaces the Supplemental Retirement Plan for executives other than those who were participants in the 1983 Supplemental Retirement Plan described above. The 1994 Executive Retirement Plan is similar in concept and benefit levels to the 1983 Supplemental Retirement Plan. A minimum of 15 years of service after attainment of the age of 40 is required to earn a full benefit of 65% of compensation at retirement. Messrs. Johnson, Klein, Anderson and Knese are participants in both new plans. Estimated total annual retirement benefits pursuant to both the 1994 Supplemental Pension Plan and the 1994 Executive Retirement Plan payable at normal retirement (age 65) for Messrs. Johnson, Klein, Anderson and Knese are $254,608, $169,966, $94,575 and $49,002,
respectively. Such annual retirement benefits are not subject to reduction for Social Security amounts.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Messrs. Gloyd, Johnson, Klein, Anderson and Knese. The agreements for Messrs. Gloyd and Johnson, effective July 1, 1997, were entered into to assure the benefits of each executive's future services to the Company through the Annual Meeting to be held in 2000, when Mr. Gloyd will retire as Chairman and Chief Executive Officer of the Company and it is expected that Mr. Johnson will then assume the position of Chief Executive Officer. The employment agreements provide terms of employment, compensation, incentive plan compensation, benefits and perquisites, pensions, employment termination, non-competition and confidentiality, and "change of control" provisions. The employment period for Messrs. Gloyd and Johnson expires at the Annual Meeting in 2000, but Mr. Johnson's agreement may be extended automatically each year thereafter by the Board. The compensation-related provisions are generally consistent with the level of compensation and benefits just prior to the effective date. The agreements provided that a special stock option of 120,000 and 60,000 shares would be granted to Messrs. Gloyd and Johnson, respectively, in December of 1997 if certain conditions were met. No additional grants will be made to Mr. Gloyd during the remainder of his employment period unless certain specific quarterly financial targets are met. The grants for 120,000 and 60,000 shares were made on December 17, 1997. The "change of control" provisions of these agreements are consistent with those described below.

     Mr. Gloyd's agreement also provides that the present value of the lifetime monthly benefit amounts which would be payable to Mr. Gloyd pursuant to the Company's 1983 Supplemental Retirement Plan if he had retired at his normal retirement date, would be placed in trust. Accordingly, such present value was deposited in trust pursuant to a Trust Agreement dated as of December 1, 1997.

Upon Mr. Gloyd's retirement at the Annual Meeting to be held in 2000, his prior death, his resignation for "Good Reason" (as such term is defined in the agreement) or the termination of his employment by the Company for any reason including a change of control (as defined below) the amounts then held in trust, plus interest, will be distributed to Mr. Gloyd (or his heirs) in lump sum or in equal monthly or quarterly installments over a period not to exceed 10 years selected by Mr. Gloyd.

     The agreements with Messrs. Klein, Anderson and Knese become effective on a "change of control" of the Company, which is defined to mean (i) the acquisition by any person, entity or group (other than from the Company) of 15% or more of the outstanding securities of the Company which are entitled to vote generally in the election of directors; (ii) individuals who, at the date of the employment agreement, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the date of the employment agreements whose election or nomination was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such person was a member of the Incumbent Board; and (iii) approval by the shareholders of the Company of a liquidation or dissolution of the Company or the sale of all or substantially all of its assets or a transaction in respect of which the persons who were shareholders of the Company immediately prior to such transaction do not immediately thereafter own more than 60% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction.

     The agreements provide that the Company agrees to employ these officers, and the officers agree to remain in the employ of the Company, from the date of a change of control to the earlier to occur of the third anniversary of such change of control or the officer's normal retirement date at a rate of compensation at least equal to the highest monthly base salary which the officer was paid during the 36 calendar months immediately prior to the change of control. In addition, during that period the Company agrees to provide employee benefits which are the greater of the benefits provided by the Company to executives with comparable duties or the benefits to which the officer was entitled during the 90-day period immediately prior to the date of the change of control. In the event that employment is terminated after a change of control, the terminated officer is entitled to (i) receive his compensation at the rate called for by the agreement for the remaining portion of the three year employment term plus the estimated amount of any incentive compensation he would have been entitled to had he remained in the employ of the Company for the remainder of the employment period and (ii) continue to be treated as an employee for the remainder of the three year term for the purpose of the Company's pension, stock option, medical and other employee benefit plans. The officer may elect to be paid a lump-sum severance payment equal to the amounts he would have received in accordance with the preceding sentence. If any of such agreements subjects the officer to excise tax under Section 4999 of the Internal Revenue Code, the Company will pay such officer an additional amount calculated so that after payment of all taxes, interest and penalties the officer retains an amount of such additional payment equal to such excise tax. The agreements define "termination" to mean termination of employment by the Company for reasons other than death, disability, cause or retirement. "Termination" also includes resignation by the officer after (a) an adverse change in the nature or scope of his authorities, duties or responsibilities, following a change of control, as determined in good faith by the officer or (b) a good faith determination by the officer that, as a result of the change of control, he is unable to exercise the authority, power, function and duties contemplated by the agreement.

              REPORT OF THE COMPENSATION & STOCK OPTION COMMITTEE

     The purpose of the Compensation & Stock Option Committee ("Committee") is to assure that the Chief Executive Officer and the other executive officers of the Company ("Executive Officers") are compensated equitably, competitively and in a manner that is consistent with the long-term best interests of the Company and its shareholders. The Committee, which is composed entirely of independent Non-employee Directors, is responsible for determining the annual salary, cash incentives, benefits and intermediate- and long-term incentive plan awards for the Company's Executive Officers.

COMPENSATION PHILOSOPHY

     There are certain stated principles which the Committee follows in structuring the compensation packages for the Chief Executive Officer and the other Executive Officers of the Company. These are:

     Pay for Performance

          A high percentage of total compensation is linked directly to the performance of the Company and the executive's individual performance in attaining the Company's objectives and supporting the Company's mission statement. The Committee believes that this structure aligns the executives' interests with the interests of the shareholders.

     Competitiveness

          Total compensation packages are designed to be comparable with those of executives occupying comparable positions in comparable companies. The packages are also designed to allow an opportunity to earn at a level above median industry practices and market competitors when Company performance exceeds the results of comparable companies. The opportunity to earn at higher levels provides a significant challenge to the Executive Officers.

     Executive Ownership

          A major component of executive compensation is equity based, and as a result, the Executive Officer's interests are more directly linked with shareholders' interests. The Committee believes that equity-based compensation properly balances the rewards for long-term versus short-term results.

          The Committee has established ownership guidelines for Executive Officers and Non-employee Directors to align their interests and objectives with the Company's shareholders. These guidelines require that Executive Officers own shares with a value ranging from a minimum of two times annual salary for officers at the level of corporate vice president to a minimum of four times annual salary for the Company's Chairman and Chief Executive Officer. In addition, the guidelines require that Non-employee Directors own shares with a value equal to a minimum of five times annual retainer.

     Management Development

          The compensation packages are also designed to attract and retain quality executives with the leadership skills and other key competencies required to meet the Company's objectives and to enhance shareholder value.

COMPONENTS OF EXECUTIVE PAY

     The components of total pay for all executives are annual salary, cash incentives, benefits and intermediate- and long-term incentive awards. The Committee reviews annually each component of compensation and total compensation for the Executive Officers. The review includes a market comparison of compensation and changes in compensation for equivalent positions in related industrial groups and comparably-sized companies. Competitive information and data relating to executive compensation packages is provided by independent compensation consultants at the request of the Committee.

     Annual Salary

          Annual salary and annual adjustments are based on the executive's performance, experience, and reference to competitive rates for comparable positions in related industry groups and comparably-sized companies.

     Cash Incentives

          Annual cash incentives are determined based upon the attainment of financial targets by the Company and the individual performance of the executive. If certain minimum target results are not achieved, no annual incentive will be paid. If target levels, which the Committee considers to be reasonably difficult to attain, are achieved, annual incentive levels generally range from 25% to 45% of base salary, with the maximum awards ranging from 50% to 90% of base salary if performance materially exceeds the target objectives.

          The financial targets that must be attained for cash incentive payments include two measures, net earnings and economic value added, or as referred to by the Company, CLARCOR Value Added ("CVA"). In basic terms, CVA is consolidated annual after-tax earnings less the annual cost of capital. Thus the size of the cash incentives varies directly with the amount by which such after-tax earnings exceed the cost of capital. As a result, the CVA program is designed to reward managers who increase shareholder value by most effectively deploying the capital contributed by the shareholders. The net earnings and CVA components place cash incentives "at risk" since if the Company fails to achieve the target levels, the cash incentive awards will be reduced. The Committee sets the target levels prior to the beginning of the year.

     Benefits

          Employee benefits offered to the general employee population of the Company are provided to Executive Officers as part of the total compensation program. In addition, certain Executive Officers are provided supplemental retirement benefits and life insurance policies.

     Intermediate-Term Incentive: Performance Share Plan

          Unlike the annual cash incentive plan, which provides an incentive for a specific year's performance, the Performance Share Plan (which is described in detail at Page 8 under "Performance Share Plan") requires a sustained level of corporate performance over a 3-year Performance Cycle. The Plan provides benefits that vary directly with the market price of the Company's Common Stock over the Performance Cycle. In addition, the Executive Officers receive dividends on and are entitled to vote his or her Performance Shares. Both of these attributes are designed to closely align the interests of the participating Executive Officers directly with those of the Company's shareholders.

          For the Performance Period 1995-1997 Plan participants earned 98% of the total performance opportunity as a result of the substantial achievement of two aggressive financial goals established by the Committee. One half of the award was earned based upon attainment of an average return on equity versus that of a comparator group, and the other half was earned based upon attainment of earnings per share growth versus performance standards set by the Committee. The Committee selected a group of over 30 manufacturing companies with revenues averaging $360 million as the comparator group for measuring the Company's comparative return on equity.

     Long-Term Incentive Plan

          The Company's long-term incentive plan awards nonqualified stock options to its senior and mid-level executives. Options granted under the Company's shareholder approved 1994 Incentive Plan have a 10-year life and all options granted during fiscal 1997 were at the market value of the

     Common Stock on the date of grant. The option grants provide the executives an opportunity to acquire an equity interest in the Company and to share in the appreciation of the stock.

          Market surveys of long-term incentives are reviewed to establish competitive practices. Management makes recommendations to the Committee on the size of a grant, if any, for each executive based on the individual's ability to affect financial performance, the executive's past performance, and expectations of the executive's future contributions. The CEO's grant is similarly determined by the Committee and all other stock option grants are reviewed and approved by the Committee.

          Stock options granted in 1997 are not exercisable for three years after the grant. Thereafter they become exercisable at the rate of 25% per year and they are fully exercisable after the 6th through 10th year of the option. These restrictions on exercise, together with the 10-year life of the option, are consistent with the concept of the Plan as providing an incentive to the executive to remain with the Company for at least the vesting period of the option and to increase the value of the Common Stock on a long-term basis.

SECTION 162(M) COMPLIANCE

     The Committee has considered the possible impact of Section 162(m) of the Internal Revenue Code of 1986, which generally limits to $1,000,000 (with several exceptions) the tax deduction available for compensation paid to a person who is an executive listed in the Summary Compensation Table and who is employed by the Company at the end of its fiscal year. The Committee intends to preserve to the Company the maximum opportunity for obtaining deductibility for all amounts paid to its officers by designing and administering the Company's plans and programs in a way that will meet the regulations in effect at the time compensation decisions are made.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Gloyd's annual salary was increased during fiscal 1997 to be competitive with the median base salary paid to chief executive officers of comparably-sized corporations identified by the Committee. In addition, Mr. Gloyd's annual cash incentive had a target level of 45% of base salary and a maximum award of 90% if performance materially exceeded target objectives. Mr. Gloyd was awarded an annual cash incentive in accordance with the annual cash incentive plan and based on the Company's growth in net earnings and economic value added, and Mr. Gloyd's performance in meeting his personal performance objectives.

     Mr. Gloyd participated in the Committee approved payout at 98% for the 1995-1997 Performance Period and received awards for the 1997-1999 Performance Period as shown in the table on Page 9 for the Performance Share Plan.

     In addition, in fiscal 1997 the Committee approved a stock option grant of 30,000 shares to Mr. Gloyd consistent with competitive practices of companies in related industries and of comparable size. The grant also reflects the Committee's recognition of Mr. Gloyd's leadership in meeting the Company's financial and operating objectives, as well as its expectation for his future contributions to the Company's strategic objectives.

     As described earlier on Page 10, Mr. Gloyd entered into an employment agreement with the Company effective July 1, 1997. As provided by that agreement, in fiscal 1998 Mr. Gloyd was awarded a special stock option grant of 120,000 shares on December 17, 1997. No additional grants will be made to Mr. Gloyd during the remainder of his employment period unless certain specific quarterly financial targets are met.

     The Committee believes that the key executive team of the Company will receive appropriate rewards under this program of corporate incentives, but only if they achieve the performance goals established for them and the Company and if they succeed in building increased value for the Company's shareholders.

                     Compensation & Stock Option Committee

                                  Don A. Wolf, Chairman
                                  J. Marc Adam
                                  Carl J. Dargene

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Dargene, Chairman and Director of AMCORE Financial, Inc. serves as a member of the Company's Board and a member of the Company's Compensation & Stock Option Committee. Mr. Gloyd, Chairman and Chief Executive Officer and Director of the Company, serves as a member of the Board and a member of the Compensation Committee of AMCORE Financial, Inc.

                               PERFORMANCE GRAPH

     The following Performance Graph compares the Company's cumulative total return on its Common Stock for a five year period (November 30, 1992 to November 30, 1997) with the cumulative total return of the S&P Composite 500 Index and the S&P Manufacturing Diversified Index.

                          TOTAL RETURN TO SHAREHOLDERS

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                 AMONG THE COMPANY, S&P COMPOSITE 500 INDEX AND
                      S&P MANUFACTURING DIVERSIFIED INDEX

                                                                S&P
        MEASUREMENT PERIOD                                 MANUFACTURING      S&P COMPOSITE
      (FISCAL YEAR COVERED)           CLARCOR INC.       DIVERSIFIED INDEX      500 INDEX
NOV. 27, 92                                    100.00             100.00             100.00
NOV. 26, 93                                    106.79             120.40             110.33
DEC. 2, 94                                     107.46             123.22             111.08
DEC. 1, 95                                     125.91             180.64             152.31
NOV. 30, 96                                    132.17             253.73             193.88
NOV. 29, 97                                    182.64             299.17             249.16

* Assumes that the value of the investment in the Company's Common Stock and each index was $100 on November 27, 1992 and that all dividends were reinvested.

     The reference points on the foregoing graph are as follows:

                                                  1993      1994      1995      1996      1997
                                                  ----      ----      ----      ----      ----
CLARCOR Inc. ..................................  $106.79   $107.46   $125.91   $132.17   $182.64
S&P Composite 500 Index........................   110.33    111.08    152.31    193.88    249.16
S&P Manufacturing Diversified Index............   120.40    123.22    180.64    253.73    299.17

     The 1992 beginning measuring point was the market close on November 27, 1992, the last trading day before the beginning of the Company's fifth preceding fiscal year. The closing measuring point for 1997 was November 28, 1997 based on the last New York Stock Exchange trading date prior to the Company's Saturday, November 29, 1997 fiscal year-end.

                     APPROVAL OF THE FIRST AMENDMENT TO THE
                        CLARCOR INC. 1994 INCENTIVE PLAN

     The Board of Directors approved an amendment ("Amendment") to the CLARCOR Inc. 1994 Incentive Plan (the "Plan"). The text of the proposed amendment is set forth in Exhibit A.

     Information as to the terms of the 1994 Incentive Plan and with respect to grants, awards and option exercises which occurred during the Company's last fiscal year and options and other awards outstanding at November 30, 1997 is contained elsewhere in this Proxy Statement.

WHY AMEND THE PLAN?

     The number of shares of Common Stock originally reserved by the Plan were not adequate to meet the ongoing purpose of the Plan. The original Plan provided that an aggregate of 1,000,000 shares of Common Stock would be available for options and awards under the Plan. As of January 1, 1998, there remained only 46 shares available for future grants.

     The purpose of the Plan is to align the interests of the Company's stockholders and the recipients of awards under the Plan by increasing the proprietary interest of such recipients in the Company's growth and success. The Plan is also designed to advance the interests of the Company by attracting and retaining officers and key employees, and other well-qualified persons who are not officers or employees of the Company, for service as Directors of the Company. The proposed Amendment furthers these goals by authorizing additional shares of Common Stock which may be the subject of future grants under the Plan.

WHAT ARE THE CHANGES?

     The Amendment provides for the following:

     (1) As of January 1 of any calendar year, beginning with January 1, 1998, up to 1.5% of the outstanding Common Stock of the Company shall be available for grants and awards under Articles II through VII of the Plan ("Annual Limit"), provided that prior to the beginning of any year, the Compensation & Stock Option Committee ("Committee") of the Board may determine that the Annual Limit for such year shall be increased by an additional 1% of the outstanding Common Stock as of January 1 of such year; and

     (2) When previously owned whole shares of Common Stock are delivered in payment of the exercise price of an option (an "Old Option") as permitted in the Plan, the Committee may issue a new stock option (a "Replacement Option"). A Replacement Option would provide the grantee the right to purchase a number of shares of Common Stock equal to the number of shares so delivered on exercise of the Old Option at an exercise price equal to the market price of the Common Stock on the date of exercise of the Old Option. In all other respects, the Replacement Option will have the same terms as the Old Option, including expiration date. To permit the Committee to grant Replacement Options without reduction in the number of shares otherwise available under the Plan for option grants, the Amendment provides that the number of shares available for awards under the Plan for any year shall be increased by the number of shares delivered in payment of the exercise price of an Old Option and decreased for all grants of Replacement Options. The result will be that the issuance of Replacement Options will not have any effect on the number of shares of Common Stock available under the Plan.

     The Board of Directors believes it is in the best long-term interests of the shareholders of the Company to maintain a progressive stock-based incentive program in order to attract and retain officers, key employees and Directors and to encourage their greater financial investment in the Company. It is anticipated that the amendment will provide a sufficient number of shares available for future grants without the necessity for future shareholder votes to increase the number of shares of Common Stock available under the Plan.

VOTING ON THE FIRST AMENDMENT

     If a quorum is present at the Annual Meeting, approval of the First Amendment requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote with respect to the First Amendment. Proxies marked to abstain from voting with respect to the First Amendment will have the effect of proxies voted against the Amendment.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                 MISCELLANEOUS

AUDITORS

     The Board of Directors has selected Coopers & Lybrand L.L.P. to audit the financial statements of the Company for the fiscal year ending November 30, 1998. Coopers & Lybrand L.L.P. has served as the Company's auditors for more than 30 years. The shareholders will not be asked to approve this selection at the Annual Meeting. A representative of Coopers & Lybrand L.L.P. will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement and respond to appropriate questions.

OTHER BUSINESS

     The Board of Directors has no knowledge of any matters, other than as set forth in this Proxy Statement, upon which action is to be taken at the meeting. In the event any such matters are brought before the meeting, the attorneys named in the enclosed form of proxy will vote proxies received by them as they deem best with respect to all such matters.

PROPOSALS OF SECURITY HOLDERS FOR 1999 ANNUAL MEETING OF SHAREHOLDERS

     Under the rules and regulations of the Securities and Exchange Commission, any proposal which a shareholder of the Company intends to present at the Annual Meeting of Shareholders to be held in 1999 and which such shareholder desires to have included in the Company's proxy materials for such meeting, must be received by the Company on or before October 21, 1998.

     The Company's bylaws provide that nomination by a shareholder of a person for election as a director and other proposals made by such shareholders for action by the shareholders at any meeting of shareholders may be disregarded unless proper notice of such nomination or proposal shall have been given to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of the meeting and certain other requirements are met. It is currently expected that the 1999 Annual Meeting of Shareholders of the Company will be held on March 23, 1999. Consequently, written notice of any such nomination or proposal which a shareholder desires to make at the 1999 Annual Meeting must be received by the Company no earlier than December 23, 1998 and no later than January 22, 1999. A copy of the Company's bylaws may be obtained without charge from the Secretary of the Company.

EXPENSE OF SOLICITATION OF PROXIES

     The expense of solicitation of proxies, including printing and postage, will be paid by the Company. In addition to the use of the mail, proxies may be solicited personally, or by telephone, by officers and regular employees of the Company. The Company has employed D. F. King & Co., Inc. to solicit proxies for the Annual Meeting from brokers, bank nominees and other institutional holders. The Company has agreed to pay $8,000, plus the out-of-pocket expenses of D. F. King & Co., Inc., for these services. The Company will reimburse brokers and other persons holding stock in their names, or in the name of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.

                                          By Order of the Board of Directors

                                          MARCIA S. BLAYLOCK
                                          Secretary

Rockford, Illinois
February 18, 1998

                                                                       EXHIBIT A

                             FIRST AMENDMENT TO THE
                        CLARCOR INC. 1994 INCENTIVE PLAN

     SECTION I.2 OF THE CLARCOR INC. 1994 INCENTIVE PLAN (THE "PLAN") SHALL BE AMENDED BY THE ADDITION OF THE FOLLOWING DEFINITION:

          "Replacement Option" shall mean a Non-qualified Stock Option which may be granted by the Committee subsequent to the delivery by a grantee of whole shares of Common Stock in payment of the exercise price of a stock option (the "Original Option") issued to such grantee under this Plan and which shall have the following terms: the Replacement Option shall (i) grant an option to such grantee for the number of shares of Common Stock so delivered by such grantee upon the exercise of the Original Option; (ii) have an exercise price equal to the Fair Market Price of the Common Stock on the date of exercise of the Original Option; and (iii) in all other respects have the same terms as the Original Option, including, without limitation, the same expiration date as the Original Option.

     THE FIRST PARAGRAPH OF SECTION I.5 OF THE PLAN IS AMENDED TO READ AS
FOLLOWS:

          Subject to adjustment as provided in Section IX.7 of this Plan, the total number of shares of Common Stock available for grants and awards, beginning on January 1, 1998, under Articles II through VII of the Plan in any calendar year shall be 1.5% of the outstanding Common Stock as of January 1 of such year (the "Annual Limit"), provided that prior to the beginning of any year, the Committee may determine that the Annual Limit for such year shall be increased by an additional 1% of the Outstanding Common Stock as of January 1 of such year. Any unused portion of an Annual Limit shall be carried forward and made available for awards or grants in succeeding years. Grants and awards that may be exercised or settled solely for or in cash shall not affect the number of shares of Common Stock available under the Plan. Subject to adjustment as provided in Section IX.7 of the Plan, the total number of shares of Common Stock available for grants of Incentive Stock Options in any calendar year shall be 100,000 and any portion of such number of shares of Common Stock not subject to an Incentive Stock Option granted in a calendar year shall be available for grants of Incentive Stock Options in succeeding years. To the extent (i) that an outstanding option expires or terminates unexercised or is canceled or forfeited (other than in connection with the exercise of a Tandem SAR) or (ii) that an outstanding Free-Standing SAR or outstanding Performance Share, either of which may be exercised or settled (A) solely for or in shares of Common Stock or (B) for or in shares of Common Stock or cash, expires or terminates unexercised or is canceled or forfeited, then the shares of Common Stock subject to such expired, unexercised, canceled or forfeited portion of such award shall again be available under the Plan. In addition, the total number of shares available for awards under the Plan for any year shall be increased by the number of shares delivered in payment of the exercise price of an option in accordance with Section II.1.(c) during such year and decreased for shares of Common Stock subject to Replacement Options granted in such year. The shares of Common Stock represented by an award of Restricted Stock or Directors' Restricted Shares shall again be available under the Plan upon forfeiture of such award as provided in the Plan. In the event that all or a portion of a Free-Standing SAR (or exercised portion thereof) that may be exercised or settled either
     (i) solely for or in shares of Common Stock or (ii) for or in shares of Common Stock or cash or a Tandem SAR is exercised, the number of shares of Common Stock subject to the SAR (or exercised portion thereof) shall again be available under the Plan, except to the extent that shares of Common Stock were delivered (or would have been delivered but were withheld to satisfy withholding obligations) upon exercise of the SAR. As used herein the term "Outstanding Common Stock" shall mean all of the issued and outstanding Common Stock excluding any Common Stock held in the Company's treasury or owned by any Subsidiary.

CLARCOR Inc.                                     PROXY/VOTING INSTRUCTION CARD
-------------------------------------------------------------------------------
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MARCH 24, 1998.

The undersigned hereby appoints J. MARC ADAM and DON A. WOLF, or any one or more of them, acting alone if only one shall be present, or jointly if more than one shall be present, the true and lawful attorneys of the undersigned, with power of substitution, to vote as proxies for the undersigned at the Annual Meeting of Shareholders of CLARCOR Inc. to be held at The University of Illinois College of Medicine at Rockford, 1601 Parkview Ave., Rockford, Illinois 61107, on Tuesday, March 24, 1998 at 6:00 P.M., Central Standard Time, and all adjournments thereof, all shares of Common Stock which the undersigned would be entitled to vote and all as fully and with the same effect as the undersigned could do if then personally present.

Receipt is acknowledged of the Company's Annual Report to Shareholders for the fiscal year ended November 30, 1997, and the Notice and Proxy Statement for the above Annual Meeting.

The Company is aware of two matters to be voted upon at this Annual Meeting: 1. the election of directors - the nominees are Messrs. Carl J. Dargene, Lawrence
E. Gloyd and Norman E. Johnson and 2. the proposed amendment to the 1994 Incentive Plan described in the Proxy Statement for this Annual Meeting.

        YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. IF A VOTE IS NOT SPECIFIED, THE PROXIES NAMED ABOVE WILL VOTE FOR THE NOMINEES FOR ELECTION AS DIRECTORS AND FOR THE AMENDMENT TO THE 1994 INCENTIVE PLAN. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                  ------------
                                                                 | SEE REVERSE |
                                                                 |    SIDE     |
                                                                  ------------


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
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
/X/ PLEASE MARK YOUR                                                                                               5086
    VOTES AS IN THIS
    EXAMPLE.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s).
If no direction is made, this proxy will be voted FOR the nominees for election as directors named in this proxy and FOR the amendment to the 1994 Incentive Plan.

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           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR SUCH NOMINEES AND FOR THE AMENDMENT TO THE 1994 INCENTIVE PLAN.
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                  FOR     WITHHELD                         FOR  AGAINST  ABSTAIN
1. Election of   /  /      /  /     2. Proposal to amend  /  /   /  /     /  /    3. In their discretion, the Proxies are authorized
   Directors                           the 1994 Incentive                            to vote upon such other business as may
   (See Reverse)                       Plan.                                          properly come before the meeting.

For, except vote withheld from the following nominee(s):



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        SIGNATURE(S)                                                                                     DATE
                     ------------------------------------------------------------------------------------     ------------------
        NOTE: Please date and sign as name appears hereon. If shares are held jointly or by two or more persons, each shareholder named should sign. Executors, administrators, trustees, etc. should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.
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